Exhibit 10.24

1996 Plan
(performance-based
vesting)

GOLD BANC CORPORATION, INC.

AMENDED AND RESTATED
RESTRICTED STOCK
AWARD AGREEMENT

Date of Grant: October 22, 2003                                                      Number of Shares: 100,000

AGREEMENT, dated as of February 5, 2004, between Gold Banc Corporation, Inc., a Kansas corporation (the “Company”), and Malcolm M. Aslin (the “Grantee”).

WHEREAS, Grantee is a valued and trusted key employee of the Company or one of its Affiliates; and

WHEREAS, the Company has elected to award Grantee Shares of Restricted Stock pursuant to and in accordance with the Gold Banc Corporation, Inc. 1996 Equity Compensation Plan (the “Plan”), in order that Grantee thereby may be induced to maintain an ownership interest in the Shares and to advance the interests of the Company and its Affiliates;

WHEREAS, the Company and Grantee previously entered into an agreement for the award contemplated herein;

WHEREAS, the Company and Grantee mutually agree to amend and restate such agreement in order to comply with the restrictions of a certain agreement between the Company and federal and state bank regulatory agencies;

NOW, THEREFORE, in consideration of this premise and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1.          Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.

2.          Grant of Restricted Stock. Subject to the conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants and awards to Grantee that number of Shares of Restricted Stock identified above opposite the heading “Number of Shares” (the “Restricted Shares”).

3.          Restrictions on Transfer/Vesting Date. Subject to any exceptions set forth in this Agreement or in the Plan, the Restricted Shares or the rights relating thereto may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, prior to the vesting date for such Restricted Shares (the “Vesting Date”), as identified below; provided, however, that in no event may the restrictions on the

Restricted Shares granted to a Section 16 Person lapse prior to six (6) months following the Date of Grant or such shorter period as may be permissible while maintaining compliance with Rule 16b-3. “Period of Restriction” shall mean the period between the Date of Grant and the Vesting Date. On the Vesting Date, such restriction on transfer shall lapse and the Restricted Shares, if not previously forfeited pursuant to Section 4 below, will become freely transferable under this Agreement and the Plan, subject only to such further limitations on transfer, if any, as may exist under applicable law or any other agreement binding upon Grantee. The Committee may, in its sole discretion, accelerate the Vesting Date for any or all of the Restricted Shares and the termination of the Period of Restriction, if in its judgment the performance of Grantee has warranted such acceleration and/or such acceleration is in the best interests of the Company, including but not limited to, in the event of Grantee’s death or Disability.

Subject to any exceptions listed elsewhere herein or in the Plan, the Vesting Date(s) for the Restricted Shares shall be that date when the Performance Criteria identified below are satisfied during the applicable Performance Period, as follows:

Number of Restricted Stock	Performance Criteria	Performance Period
13,200	10-day average closing price per Share exceeds $12	within 12 months from Date of Grant
10,800	10-day average closing price per Share exceeds $13	within 12 months from Date of Grant
12,000	10-day average closing price per Share exceeds $13 + Grantee has been employed with the Company or one of its Affiliates for one year from Date of Grant	within 12 months from Date of Grant
3,600	10-day average closing price per Share exceeds $13 + Grantee has been employed with the Company or one of its Affiliates for 18 months from Date of Grant	within 18 months from Date of Grant
39,600	10-day average closing price per Share exceeds $14 + Grantee has been employed with the Company or one of its Affiliates for one year from Date of Grant	within 18 months from Date of Grant
20,800	10-day average closing price per Share exceeds $15 + Grantee has been employed with the Company or one of its Affiliates for one year from Date of Grant	within 24 months from Date of Grant

Subject to any exceptions set forth in this Agreement or in the Plan, all Restricted Shares that remain unvested at the end of the applicable Performance Period shall be surrendered by the Grantee to the Company and thereafter shall be available for grant under the Plan.

4.          Forfeiture Prior to Vesting. Unless otherwise provided below, if Grantee’s employment with the Company or any of its Affiliates is Terminated prior to the Vesting Date for some or all of the Restricted Shares, Grantee shall thereupon immediately forfeit any and all unvested Restricted Shares, and the full ownership of such Restricted Shares and rights shall thereupon revert to the Company. Upon such forfeiture, Grantee shall have no further rights under this Agreement. For purposes of this Agreement, transfer of employment between the Company and any of its Affiliates (or between Affiliates) shall not constitute a Termination of Service. Notwithstanding the foregoing, in the event of Grantee’s death or Disability prior to the Vesting Date, Grantee’s interest in the unvested Restricted Shares granted hereunder shall vest only if the share price component of the Performance Criteria is satisfied, regardless of the length of Grantee’s employment with the Company or one of its Affiliates.

5.          Certificates. The Restricted Shares shall be issued in the name of Grantee or a nominee of Grantee as of the Date of Grant. One or more certificates representing the Restricted Shares shall bear a legend evidencing the nature of the Restricted Shares and shall be held by the Company or by its transfer agent, together with a stock power to be executed by Grantee in favor of the Company, until the Vesting Date for some or all of the Restricted Shares, at which time the certificate(s) representing the Restricted Shares then vesting will be delivered to Grantee.

6.          Dividends and Voting. During the Period of Restriction, Grantee shall be entitled to (i) receive all dividends, payable in stock, in cash or in kind, or other distributions, declared on or with respect to any Restricted Shares as of a record date that occurs on or after the Date of Grant hereunder and prior to any transfer or forfeiture of such Restricted Shares by Grantee, provided that any such dividends or distributions shall be subject to the same rights, restrictions on transfer and conditions regarding vesting and forfeiture as the Restricted Shares with respect to which such dividends or distributions are paid at the time of payment, and (ii) exercise all voting rights with respect to the Restricted Shares, if the record date for the exercise of such voting rights occurs on or after the Date of Grant hereunder and prior to any transfer or forfeiture of such Restricted Shares. In the event of forfeiture by Grantee of any or all of the Restricted Shares or any of the equity securities distributed to Grantee with respect thereto, Grantee shall be required to return to the Company any cash dividends or distributions previously paid to Grantee with respect to such Restricted Shares or other equity securities. With respect to Restricted Stock granted to a Section 16 Person, any dividend or distribution that constitutes a “derivative security” or an “equity security” under Section 16 of the 1934 Act shall be subject to a Period of Restriction equal to the longer of (a) the remaining Period of Restriction on the Shares of Restricted Stock with respect to which the dividend or distribution is paid, or (b) six (6) months.

7.          Designation of Beneficiary. Grantee may designate a person or persons to receive, in the event of the death of Grantee, any Restricted Shares then vesting or other property then or thereafter distributable relating to the Restricted Shares. Such designation must be made either in the space indicated at the end of this Agreement or upon forms supplied by and delivered to the Company and may be revoked in writing. If Grantee fails effectively to designate a beneficiary, the estate of Grantee will be deemed to be the beneficiary of Grantee with respect to any such Restricted Shares or other property.

8.          Adjustments. Notwithstanding any provision herein to the contrary, in the event of any change in the number of outstanding Shares effected without receipt of consideration therefor by the Company, by reason of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, share combination or other change in the corporate structure of the Company affecting the Shares, the Restricted Shares then subject to this Agreement will be automatically adjusted to accurately and equitably reflect the effect thereon of such change; provided, however, that any fractional share resulting from such adjustment shall be eliminated. In the event of a dispute concerning such adjustment, the decision of the Committee will be conclusive.

9.          Change of Control. Notwithstanding any provision herein to the contrary, in the event of a Change of Control, any Restricted Shares that have not theretofore vested shall vest, the Period of Restriction with respect to such Restricted Shares shall expire, and any restrictions on the transferability of such Restricted Shares shall lapse and cease to be effective, as of the date of such Change of Control.

10.       Effect on Employment. The grant of the Restricted Shares and rights thereto provided for herein shall not, in and of itself, confer upon Grantee any right to continue in the employment of the Company or its Affiliates or to continue to perform services therefor and shall not in any way interfere with the right of the Company or its Affiliates to terminate the services of Grantee as an employee or officer at any time.

11.       Tax Withholding. To the extent that the vesting of any of the Restricted Shares granted hereunder may obligate the Company to pay withholding taxes on behalf of Grantee, the Company will pay the minimum amount of such withholding taxes then due by (i) withholding such amount from Grantee’s wages or other payments due to Grantee, or (ii) paying such amount from funds or Shares already owned and then delivered by Grantee to the Company for such purpose, or (iii) withholding some of the Restricted Shares otherwise then distributable to Grantee, or (iv) any combination of (i), (ii) or (iii), above.

12.       Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Kansas, excluding its conflict of laws provisions.

13.       Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

14.       Effect of Plan. Grantee acknowledges that in the event of any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will control.

15.       Capital Gain Make Whole. With respect to any shares of Restricted Stock that have vested prior to a Change of Control (“Vested Restricted Shares”), if, Grantee is forced, due to a Change of Control, to sell, exchange or otherwise dispose of Vested Restricted Shares prior to the date on which such sale, exchange or disposition would otherwise qualify for long-term capital gain treatment for Grantee, the Company shall pay to Grantee, in cash, the amount of additional consideration necessary to cause Grantee’s aggregate after-tax net proceeds from the receipt of Shares of Restricted Stock as contemplated herein to be equal to the after-tax net proceeds that Grantee would have received had Grantee been eligible to receive long-term capital gains tax treatment on such Shares, taking into account all appropriate state, federal and local tax implications. Prior to payment of such amount, if any, Grantee shall provide the Company with computations setting forth the basis for determination of such amount, which shall be subject to the Company’s review and revision upon mutual agreement with Grantee.

16.       Section 280G Tax Gross-Up. Notwithstanding anything to the contrary contained in this Agreement, in the event that the aggregate payments or benefits to be made or afforded to Grantee under (i) this Agreement, (ii) any and all other agreements between Grantee and the Company or its affiliates and (iii) any and all plans and arrangements of the Company or its affiliates in which Grantee participates, should cause Grantee to be obligated to pay or to become liable for any Federal excise taxes under Section 4999(a) of the Code and/or any state or local excise taxes attributable to payments that qualify as “excess parachute payments” under Section 280G of the Code (collectively, such Federal, state and local taxes to be referred to as “Parachute Taxes”), the Company promptly shall pay on behalf of Grantee or reimburse Grantee for the latter’s payment of the following:

(i)	such Parachute Taxes;
(ii)	all Parachute Taxes payable by Grantee as a result of the Company’s payment or reimbursement of amounts under subsection (i), above, this subsection (ii) or subsection (iii) below; and
(iii)

all Federal, state and local income, employment and earnings taxes payable by Grantee as a result of the Company’s payment or reimbursement of amounts under subsections (i) and (ii), above, and this subsection (iii).

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Grantee has hereunto set his or her hand on the day and year first above written.

GOLD BANC CORPORATION, INC.
By:	/s/ Rick Tremblay

Title:	Chief Financial Officer

GRANTEE
/s/ Malcolm M. Aslin

Name:	Malcolm M. Aslin
Title:

Designation of Beneficiary

(Relationship to Grantee)

(Name of Beneficiary)

(Street Address)

(City, State, Zip Code)

(Social Security Number)